Filed Pursuant to Rule 424(b)(3)
Registration No. 333-109988
CUSIP No. 65333FAS6

1 1/2% Convertible Senior Notes due 2008

NEXTEL PARTNERS, INC.

PROSPECTUS SUPPLEMENT DATED MARCH 18, 2005
TO PROSPECTUS DATED DECEMBER 18, 2003

        The selling security holders table on pages 25-27 of the prospectus, as supplemented, is hereby further amended to update the information with respect to and to include the following entities as selling security holders in the prospectus and to list their respective amounts of 1 1/2% convertible senior notes due 2008:

	Principal Amount		Number of
	at Maturity of		Shares of Class A
	Notes Beneficially	Percentage	Common Stock	Percentage of
	Owned That	of Notes	That May	Common Stock
Name	May Be Sold	Outstanding	Be Sold	Outstanding
Fidelity Financial Trust:
Fidelity Convertible Securities Fund	7,300,000	5.84%	571,652	*